As filed with the Securities and Exchange Commission on March 20, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

THE FOLGERS COFFEE COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-1708101
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
6210 Center Hill Road Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

(513) 782-9000

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

THE FOLGERS COFFEE COMPANY

INFORMATION INCLUDED IN INFORMATION STATEMENT

AND INCORPORATED BY REFERENCE INTO FORM 10

Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of the information statement filed herewith as Exhibit 99.1. None of the information contained in the information statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

I tem 1. Business.

The information required by this item is contained under the sections “Summary,” “The Separation,” “The Separation Documents,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry,” “Business,” “Where You Can Find More Information” and “Index to Combined Financial Statements” (and the statements referenced therein) of the information statement. Those sections are incorporated herein by reference.

Item 1A. Risk Factors.

The information required by this item is contained under the section “Risk Factors” of the information statement. That section is incorporated herein by reference.

Item 2. Financial I nformation.

The information required by this item is contained under the sections “Summary,” “Selected Financial Data,” “Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Index to Combined Financial Statements” (and the statements referenced therein) of the information statement. Those sections are incorporated herein by reference.

Item 3. Pr operties.

The information required by this item is contained under the section “Business” of the information statement. That section is incorporated herein by reference.

It em 4. Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section “Security Ownership of Management” of the information statement. That section is incorporated herein by reference.

Ite m 5. Directors and Executive Officers.

The information required by this item is contained under the section “Management” of the information statement. That section is incorporated herein by reference.

It em 6. Executive Compensation.

The information required by this item is contained under the sections “Management” and “Compensation Discussion and Analysis” of the information statement. Those sections are incorporated herein by reference.

It em 7. Certain Relationships and Related Transactions, and Director Independence.

The information required by this item is contained under the sections “Management” and “Certain Relationships and Related Party Transactions” of the information statement. Those sections are incorporated herein by reference.

Ite m 8. Legal Proceedings.

The information required by this item is contained under the section “Business” of the information statement. That section is incorporated herein by reference.

Item 9. Market Pri ce of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections “Summary,” “The Separation,” “Market Prices and Dividend Information” and “Description of Capital Stock” of the information statement. Those sections are incorporated herein by reference.

It em 10. Recent Sales of Unregistered Securities.

On December 26, 2007, the registrant issued 100 shares of its common stock, par value $0.01 per share to The Procter & Gamble Company (“P&G”) for an aggregate consideration of $100 paid to the registrant by P&G. That issuance was not registered under the Securities Act of 1933, as amended, in reliance on the exemption provided by Section 4(2) of such Act.

Ite m 11. Description of Registrant’s Securities to Be Registered.

The information required by this item is contained under the sections “Summary,” “Risk Factors” and “Description of Capital Stock” of the information statement. Those sections are incorporated herein by reference.

I tem 12. Indemnification of Directors and Officers.

The information required by this item is contained under the section “Limitation of Liability and Indemnification of Directors and Officers” of the information statement. That section is incorporated herein by reference.

Ite m 13. Financial Statements and Supplementary Data.

The information required by this item is contained under the sections “Summary,” “Selected Financial Data,” “Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Index to Combined Financial Statements” (and the statements referenced therein) of the information statement. Those sections are incorporated herein by reference.

I tem 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

I tem 15. Financial Statements and Exhibits.

(a) Financial Statements

The information required by this item is contained under the section “Index to Combined Financial Statements” (and the statements referenced therein) of the information statement. That section is incorporated herein by reference.

(b) Exhibits

The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description

2.1**	Form of Master Separation Agreement by and between The Folgers Coffee Company and P&G.

3.1**	Form of Amended and Restated Certificate of Incorporation of The Folgers Coffee Company.

3.2**	Form of Amended and Restated Bylaws of The Folgers Coffee Company.

4.1**	Specimen common stock certificate of The Folgers Coffee Company.

10.1**	Form of Transition Services Agreement by and between The Folgers Coffee Company and P&G.

10.2**	Form of Employee Matters Agreement by and between The Folgers Coffee Company and P&G.

10.3**	Form of Tax Matters Agreement by and between The Folgers Coffee Company and P&G.

10.4**	Form of Insurance Matters Agreement by and between The Folgers Coffee Company and P&G.

10.5**	Form of Intellectual Property Matters Agreement by and between The Folgers Coffee Company and P&G.

10.6**	Form of Lease Agreement by and between The Folgers Coffee Company and P&G.

21.1**	List of Subsidiaries of The Folgers Coffee Company.

99.1*	Preliminary Information Statement of The Folgers Coffee Company dated March 20, 2008.

*	Filed herewith.
**	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

The Folgers Coffee Company

By:	/S/ JAMIE P. EGASTI
Name: Jamie P. Egasti Title: Chief Executive Officer and President

Date: March 20, 2008

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
99.1	Preliminary Information Statement of The Folgers Coffee Company dated March 20, 2008.